Pricing Supplement Dated April 28, 1999                           Rule 424(b)(3)
(To Prospectus Dated April 22, 1999)                          File No. 333-76483

                      GENERAL MOTORS ACCEPTANCE CORPORATION
                          Medium-Term Notes - Fixed Rate
____________________________________________________________________________
Agent:                       Merrill Lynch
Principal Amount:            $10,000,000.00
Agent's Discount
  or Commission:             $175,000.00
Net Proceeds to Company:     $9,825,000.00
Interest Rate:               6.20% per annum
Issue Date:                  05/13/99
Maturity Date:               05/13/09
Interest Payment Dates:      The 13th day of each month commencing June 14, 1999
                             and ending on the Maturity Date.
____________________________________________________________________________

Calculation Agent:  GMAC

Interest Calculation:
      /X/  Regular Fixed Rate Note

Day Count Convention:
      / / Actual/360 for the period from   /  /   to  /  /
      / / Actual/Actual for the period from  / /   to  / /
      /X/ 30/360 for the period from 05/13/99 to 05/13/09

Redemption:
      / / The Notes cannot be redeemed prior to the Stated Maturity Date.
      /X/ The Notes may be redeemed prior to Stated Maturity Date. (See Below) / / Initial Redemption Date:
          Initial Redemption Percentage: ___%
          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.

Repayment:
      /X/ The Notes cannot be repaid prior to the Maturity Date.
      / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
      / / Optional Repayment Date(s):
           Repayment Price:    %

Currency:
      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  / / Yes  /X/ No
      Total Amount of OID:          Yield to Maturity:
      Initial Accrual Period:

Form:    /X/  Book-Entry   / /  Certificated

Other:  /X/   Principal            / /  Agent

       The Notes will be subject to redemption at the option of the Company, in whole, on the Interest Payment Date occurring on May 13, 2002 and each Interest Payment date occurring in May or November thereafter at a redemption price equal to 100% of the principal amount of the Notes upon at least 30 days prior notice.